EXHIBIT 99.1
Encore Acquisition Company Provides Guidance and Operations Update; Schedules Third Quarter 2006 Earnings Conference Call
FORT WORTH, Texas—(BUSINESS WIRE)—October 20, 2006
Encore Acquisition Company (NYSE:EAC) (“Encore” or the “Company”) today announced updated production guidance and an update on its operations for the third quarter of 2006.
Updated Production Guidance for Third Quarter
Encore has revised its production guidance for the third quarter of 2006 to between 29,500 and 29,750 barrels of oil equivalent per day, (“boepd”). Previous production guidance was between 30,500 and 31,100 boepd. The variance from Encore’s previous expectations is due to several factors, including lower non-operated and royalty interest volumes in the ArkLaTex area, delays due to the tight market for services in the Mid-Continent and West Texas and various drilling and completion issues.
Operations Update
First production for the West Texas joint venture came in the third quarter of 2006 and is currently producing 380 boepd, net. The Wolfcamp formation in Brown Bassett field represented the bulk of third quarter activity with seven wells drilled and completed for an average initial rate of 750 thousand cubic feet per day (“mcfpd”), exceeding expectations. The eighth Wolfcamp well has recently completed and is testing over 2,000 mcfpd. In addition, Encore is in the process of completing three deep wells, two in the Brown Bassett field and one in the Wilshire field, that are expected to add a net 500 boepd in the fourth quarter of 2006. Currently, Encore has four operated rigs and one non-operated rig drilling on the West Texas joint venture properties. A fifth operated rig is due to arrive in early 2007.
In the Little Beaver area of the Cedar Creek Anticline (“CCA”), Encore’s high-pressure air injection (“HPAI”) project is seeing uplift of approximately 800 boepd over the base decline. Implementation of HPAI in Little Beaver Phases I and II was completed in the fourth quarter of 2004. In the Pennel and Coral Creek area of the CCA, Encore completed Phases I and II of the HPAI project in the fourth quarter of 2005. Encore is encouraged by early indications of response and expects to see more meaningful response in early 2007. Implementation of Phase III at Pennel is currently underway.
In the Mid-Continent region, which includes Oklahoma and East Texas, Encore is currently bringing on a sour gas producer from the Oil Creek zone that may initially yield up to 4,000 mcfpd gross (1,000 mcfpd net) once treating facilities are in place. In East Texas, Encore has drilled its fourth Travis Peak formation well. Three wells have been completed and were brought on line at an average rate of 1,300 mcfpd, gross (1,000 mcfpd, net). Encore expects to drill several additional wells within the Travis Peak formation in 2007.
In Southeastern New Mexico, Encore spudded its first well in the third quarter of 2006 to target the prolific Morrow and Atoka formations. Encore has already developed twelve drilling locations and acquired a total of approximately 5,300 gross acres. Encore expects its first well to be on line in the fourth quarter of 2006.
Jonny Brumley, President and CEO, stated, “The tight oil field service environment makes estimating future production difficult. While we are excited about our projects, we are experiencing delays getting the production to sales. High-pressure air injection is working in the Little Beaver and Pennel fields on the Cedar Creek Anticline. We are off to a good start on the West Texas joint venture and we have seen encouraging results from a new Travis Peak play in East Texas and our previously announced program in Southeastern New Mexico.”
Earnings Release and Fourth Quarter Guidance
In view of the lower production rate in the third quarter of 2006, Encore is revisiting expected production in the fourth quarter of 2006 and will provide guidance during the third quarter earnings release.
Encore will release third quarter 2006 earnings on Tuesday, October 31, 2006. In addition, Encore has scheduled its third quarter 2006 earnings conference call and simultaneous webcast on Wednesday, November 1, 2006 to discuss third quarter financial and operating results.

Conference Call
Title: Encore Acquisition Company Conference Call
Date and Time: Wednesday, November 1, 2006 at 9:30 AM Central Time
Webcast: Listen to the live broadcast via http://www.encoreacq.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above
A replay of the conference call will be archived and available via Encore’s website at the address above or by dialing 800-642-1687 and entering conference ID 9090053. The replay will be available through November 8, 2006. International or local callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.
About the Company:
Encore Acquisition Company, a Delaware corporation (“Encore” or the “Company”), is a growing independent energy company engaged in the acquisition, development, exploitation, exploration, and production of onshore North American oil and natural gas reserves. Since the Company’s inception in 1998, Encore has sought to acquire high-quality assets with potential for upside through drilling, waterflood, and tertiary projects. Encore’s properties currently are located in four core areas: the Cedar Creek Anticline (“CCA”) in the Williston Basin of Montana and North Dakota; the Permian Basin of western Texas and southeastern New Mexico; the Mid-Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin, and the Barnett Shale of northern Texas; and the Rockies, which includes non-CCA assets in the Williston and Powder River Basins of Montana and North Dakota, and the Paradox Basin of southeastern Utah. Encore’s latest investor presentation is available on the Company’s website at www.encoreacq.com.
Cautionary Statements:
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the following: the expected amount and focus of Encore’s capital expenditures; Encore’s drilling and exploration program (including, without limitation expectations regarding the new drilling program in Southeast New Mexico); expected production (including HPAI response and expectations for the new wells); anticipated production growth; the level of production, ad valorem and severance taxes, lease operations expense, general and administrative expense, depletion, depreciation and amortization expense, and income tax expense; the effects of hedging; expected effective tax rates; expected differentials to benchmark prices; and any other statements that are not historical facts. However, the assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with operating in a limited number of geographic areas; the risks associated with drilling of oil and natural gas wells; risks related to Encore’s high-pressure air program; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; widening differentials to benchmark prices for Encore’s oil and natural gas (including, without limitation, widening oil differentials resulting from Canadian and Rocky Mountain production increases and refinery turnarounds); uncertainties relating to hedging arrangements (including the costs associated therewith and the potential impact of mark-to-market accounting); uncertainties in the estimation of proved, probable and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; general economic and business conditions; industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contact:
Encore Acquisition Company, Fort Worth
L. Ben Nivens, 817-339-0911
or
William J. Van Wyk, 817-339-0812